Exhibit 99.1
FIRSTFLIGHT DIVESTS SUBSIDIARY AND APPOINTS RONALD RICCIARDI
PRESIDENT AND CHIEF EXECUTIVE OFFICER
ELMIRA/CORNING, NY, March 6, 2009 — FirstFlight, Inc. (OTC BB: FFLT) announced today that it has divested its Airborne subsidiary through a Share Exchange Agreement dated March 2, 2009 with Airborne’s former owners, John and Daphne Dow. Airborne, FirstFlight’s former charter segment, will now operate independently. FirstFlight will maintain the company’s fixed base (FBO) and heliport operations. Additionally, Ronald Ricciardi, Vice Chairman of FirstFlight, will assume the position of President and Chief Executive Officer, offices he had previously held. Mr. Dow, the former president and chief executive officer and a director of FirstFlight has resigned from all positions he held at FirstFlight in order to focus his attention on Airborne.
“FirstFlight has a solid FBO and heliport business,” said Mr. Ricciardi, “and it is our intent to pursue opportunities using our business as a platform for growth. We wish John and the Airborne organization all the best in their pursuits within the charter management and related areas.”
For the three months ended September 30, 2008, Airborne’s operations represented $7,214,776 or 71% of FirstFlight’s total revenue and generated an operating loss of $602,123 for the same period.
Under the Share Exchange Agreement, FirstFlight exchanged the shares it owned in Airborne, which had been a wholly-owned subsidiary of FirstFlight, for 3,418,534 shares in FirstFlight and options and warrants to purchase 1,100,000 shares of FirstFlight owned by Mr. Dow and/or Mrs. Dow, representing all of FirstFlight’s shares, options and warrants owned by Mr. Dow and Mrs. Dow.
Also in connection with the divestiture of Airborne, FirstFlight agreed to loan Airborne $750,000 and Airborne issued a Promissory Note in favor of FirstFlight in the amount of $750,000. Principal payments on the Note will begin on September 1, 2009. The Loan Agreement under which the Promissory Note was made provides that FirstFlight will receive a portion of the proceeds of any future sale of Airborne or its assets. The Loan Agreement further provides that in the event of a subsequent sale of Airborne, the proceeds of the sale shall be used first to repay existing FirstFlight credit facility, and then to repay any outstanding principal on the $750,000 Note to FirstFlight. In addition, the Loan Agreement provides that FirstFlight will share a percentage of any remaining available sale proceeds, the amount of which will vary depending on the timing of the sale transaction.
Immediately prior to entering into the loan agreement, EuroAmerican Investment Corp. agreed to loan FirstFlight up to $750,000 for the purpose of meeting the loan commitment obligations to Airborne under the Airborne Loan Agreement. The loan is evidenced by a Promissory Note delivered by FirstFlight and matures on March 2, 2011.
Also on March 2, 2009, FirstFlight, Airborne and Five Star Bank entered into a Loan Agreement whereby Five Star agreed to loan FirstFlight and Airborne an aggregate of up to $1,000,000 on a demand line of credit basis. This loan replaces the existing credit facility that FirstFlight has with Five Star and provides that FirstFlight and Airborne are jointly and severally responsible for the indebtedness. Although FirstFlight and Airborne are co-borrowers under the Loan Agreement, only FirstFlight has authority to make future draws under the credit facility. The line of credit will be used to fund the working capital needs of FirstFlight.

About FirstFlight, Inc.
FirstFlight operates in the fixed base operation (FBO) segment of the general aviation industry. An FBO provides ground-based services such as fueling and hangaring for general aviation, commercial, and military aircraft; aircraft maintenance, and other miscellaneous services. FirstFlight also provides consulting services for a non-owned FBO facility and serves as the operator of a heliport located in New York City. FirstFlight maintains a website located at www.FFLT.com.
Forward-Looking Statements
This release may include projections of future results and other “forward-looking statements”, as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “expect”, “intend”, “believe”, “plan”, “anticipate” and similar words and phrases. All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although the management of FirstFlight believes that the expectations reflected in these forward-looking statements are reasonable, there are no assurances that such expectations will prove to have been correct. FirstFlight disclaims any obligation to update any of its forward-looking statements, except as required by law.
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